Exhibit 99.1

To:	Members of the Board of Directors and Section 16 Officers of ArthroCare Corporation
From:	Richard Rew
Date:	July 6, 2007
Subject:	Blackout Period for ArthroCare Corporation Common Shares

From July 23, 2007 through August 23, 2007, you will be prohibited from purchasing, selling or otherwise acquiring or transferring ArthroCare Corporation common shares (or any derivative security such as an option) if you acquired or would acquire such security in connection with your service to or employment with ArthroCare Corporation.  As explained in more detail below, this prohibition is imposed by Section 306 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the Securities and Exchange Commission commonly referred to as Regulation BTR (Blackout Trading Restriction).

By way of background, Section 306(a) of the Sarbanes-Oxley Act prohibits directors and executive officers of an issuer from trading in the issuer’s equity securities during any period during which employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans.  This period is commonly referred to as a “blackout period.”  A blackout period is usually imposed for administrative reasons such as changes in plan record keepers, introduction of new investment alternatives or business combinations.

Fidelity Investments, the administrator of ArthroCare Corporation 401(k) Plan (the “Plan”), has advised all Plan participants that, for its own administrative purposes, it has imposed a temporary restriction on transactions in the ArthroCare Company Stock fund under the Plan (the “Blackout Period”) due to transitioning the investment, trustee, and recordkeeping services from Prudential to Fidelity Investments.  The Blackout Period is expected to begin at 4:00 p.m. July 23, 2007 and end at 9:00 a.m. August 23, 2007.

If you have questions related to the Blackout Period and your ability to purchase, sell or otherwise transfer ArthroCare Corporation common shares, please contact Richard Rew at (512) 391-3962.